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                    SEPARATION AGREEMENT AND GENERAL RELEASE


This Separation Agreement and General Release ("Agreement") is made and entered into by and between Dr. Leonard Borrmann ("Borrmann") and ACADIA
Pharmaceuticals, Inc. (the "Company"), as of September 20, 2000 (the "Effective Date"). Borrmann and the Company hereby agree as follows:

1. SEPARATION DATE. Effective on the last date signed below, Borrmann has tendered and the Company has accepted Borrmann's resignation as an employee and a director and any and all other positions Borrmann may have held with the Company and/or its affiliates (the "Separation Date").

2. ACCRUED SALARY AND VACATION. The Company agrees that immediately upon execution of this Agreement it will pay Borrmann all accrued salary, and all accrued and unused vacation benefits earned through the Separation Date, if any, subject to standard payroll deductions, withholding taxes and other obligations.

3. EXPENSE REIMBURSEMENT. Within thirty (30) business days of Borrmann's execution of this Agreement, Borrmann agrees that Borrmann will submit Borrmann's final documented expense reimbursement statement reflecting all business expenses Borrmann incurred prior to and including the Separation Date, if any, for which Borrmann seeks reimbursement. The Company shall reimburse Borrmann's expenses pursuant to Company policy and regular business practice.

4. SALARY AND BENEFIT CONTINUATION. In exchange for Borrmann's resignation and the releases and waivers given pursuant to this Agreement, the Company agrees to provide Borrmann with the benefits specified in paragraph 7 of Borrmann's employment letter agreement dated April 17, 1998, a copy of which is annexed to this Agreement as Exhibit A, consisting of continuation of Borrmann's base salary, less standard deductions and withholdings, paid twice monthly on the fifteenth (15th) day of each month and on the final day of each month for one year following the Separation Date (the "Salary Continuation Period") and continuation of standard Company benefits of group health insurance coverage for Borrmann and Borrmann's family, travel accident insurance coverage during the Salary Continuation Period, payment of four weeks of vacation which is the sum of $18,569.00, less standard deductions and withholdings, within fifteen (15) days following the Separation Date, and the continuation of Borrmann's and Borrmann's family's right to participate in the Company's group dental plan and the Company's Section 125 Flexible Spending Plan (provided that Borrmann agrees to contribute the same amount he contributed to the dental plan and 125 Flexible Spending Plans during his employment), and the Company's 401k plan during the Salary Continuation Period, subject to the terms of the applicable plans and COBRA where applicable. In addition, pursuant to paragraph 7 of Borrmann's employment letter, the Company will pay Borrmann a bonus payment equal to sixty thousand three hundred fifty-three dollars ($60,353.00), less standard deductions and withholdings, within ninety (90) days following the Separation Date. The Company also agrees to continue Borrmann's base salary, less standard deductions and withholdings, and continue Borrmann's standard Company benefits of group health insurance coverage for Borrmann and Borrmann's family and Borrmann's travel accident insurance

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coverage, and provide Borrmannn and Borrmann's family the right to participate in the Company's group dental plan and the Company's Section 125 Flexible Spending Plan (provided that Borrmann agrees to contribute the same amount he contributed to the dental plan and 125 Flexible Spending Plans during his employment), pursuant to the terms of the applicable plans and COBRA where applicable, beyond the last day of the Salary Continuation Period of up to a maximum of six months, determined on a month to month basis, provided that Borrmann is not gainfully employed during such six month period despite his reasonable good faith efforts to obtain gainful employment. Any such payments beyond the last day of the Salary Continuation Period shall be made only once a month. The Company has the right to request proof of Borrmann's efforts to obtain gainful employment.

5. STOCK OPTIONS. In exchange for the promises and covenants set forth herein, the Company agrees to accelerate the vesting of the stock options held by Borrmann as to 31,250 shares of the Company's common stock such that, as of the Separation Date, the number of shares vested under such stock options shall equal 200,000 shares. The Company also agrees to extend the exercise period of Bormann's stock options to September 20, 2007. Borrmann understands that to the extent he does not exercise his vested stock options within three (3) months of the Separation Date, any of the stock options originally granted as incentive stock options will no longer be treated as such, but instead will be treated for tax purposes as if they were non-qualified stock options. Borrmann acknowledges that the Company has advised him to seek guidance from a tax advisor in the event he has questions regarding the tax treatment of his stock options and agrees to hold the Company harmless for any tax consequences he may incur as a result of the extension of the exercise period of his options.

6. OTHER COMPENSATION AND BENEFITS. Except as expressly provided herein, Borrmann acknowledges and agrees that Borrmann is not entitled to and will not receive any additional compensation, severance, stock options, stock or benefits from the Company. Borrmann agrees and understands that all vesting under any stock compensation award (e.g., incentive stock option, nonqualified stock option, stock purchase agreement, or restricted stock bonus agreement) from the Company shall cease upon the Separation Date.

7. NON-COMPETE AND NON-SOLICITATION.

         (a) NON-COMPETE: In exchange for the promises and covenants herein, Borrmann agrees that during the Salary Continuation Period.

                  (i) Borrmann will not act as an owner, employee, officer, director, agent or consultant, in the geographic area of the United States, with a company whose primary business is the discovery of drugs for the treatment of neuro-psychiatric disease, provided, however, that the ownership of two percent (2%) or less of the stock of a company whose shares are listed on a national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotation System shall not be deemed ownership or having an interest which is prohibited hereunder;

                  (ii) Borrmann will not solicit any business from companies with whom the Company has collaborative agreements as of the Separation Date, for products or services competitive with those of the Company, if such solicitation would negatively impact the business


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of the Company with such companies. Borrmann will not request, induce or advise customers of the Company to withdraw, curtail or cancel their business with the Company. For the purposes of this Article 7(a)(ii), "customer" shall mean any company or entity with whom the Company has a material agreement and from which the Company receives substantial revenues as of the Separation Date; and

         (b) NONSOLICITATION. Borrmann agrees that for two (2) years following the Separation Date, Borrmann will not, either directly or through others, solicit or attempt to solicit any employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

8. TERMINATION OF COMPANY'S OBLIGATIONS. Notwithstanding any provisions in this Agreement to the contrary, the Company's obligations, and Borrmann's rights pursuant to Section 4 herein, regarding the payment of salary continuation, and
Section 5 herein, regarding the extension of the exercise period for the stock options, shall cease and be rendered a nullity immediately should Borrmann fail to comply with any of the provisions of Sections 7 and 11 herein.

9. NO FURTHER EMPLOYMENT WITH THE COMPANY. Borrmann understands and agrees that, as a condition of this Agreement, Borrmann shall not be entitled to any employment with the Company, its parents or subsidiaries, and Borrmann hereby waives any right, or alleged right, of employment or re-employment with the Company and any of its parents, affiliates, or subsidiaries. Borrmann further agrees that Borrmann will only be eligible to apply for employment with the Company, its parents or subsidiaries, if Borrmann obtains prior written consent from the Company, which consent may be withheld for any reason or no reason. In order to carry out the intent of this Section and Section 1 of this Agreement, Bormmann shall execture an Action by Written Consent of Sole Incorporator of ACADIA PharmacoGenomics Inc., a copy of which is attached hereto as Exhibit B, naming the directors of such subsidiary of the Company.

10. COMPANY PROPERTY. Upon the Separation Date, Borrmann agrees to return to the Company all Company documents (and all copies thereof) and other Company property in Borrmann's possession or Borrmann's control, including, but not limited to, Company files, business plans, notes, samples, sales notebooks, drawings, specifications, calculations, sequences, data, computer-recorded information, tangible property, including, but not limited to, cellular phones, credit cards, entry cards, keys and any other materials of any nature pertaining to Borrmann's work with the Company, and any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any proprietary or confidential material of the Company. Notwithstanding the foregoing, the Company agrees that in exchange for the promises and covenants herein, the Company will provide and Borrmann may keep the laptop computer, keyboard, docking station, and monitor and the personal organizer and their related accessories that Borrmann used during his employment with the Company and the Company will transfer ownership of such items to Borrmann.

11. PROPRIETARY INFORMATION OBLIGATIONS. Borrmann acknowledges Borrmann's continuing obligations under Borrmann's Disclosure and Inventions Agreement, a copy of which


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is attached hereto as Exhibit C. Pursuant to such agreement Borrmann understands that Borrmann must not use or disclose any confidential or proprietary information of the Company, among other things.

12. NON-DISPARAGEMENT. Borrmann and the Company agree that neither party will at any time disparage the other party, and the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that each party shall respond accurately and fully to any questions, inquiry or request for information when required by legal process.

13. CONFIDENTIALITY AND PUBLICITY. The provisions of this Agreement shall be held in strictest confidence by Borrmann and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) Borrmann may disclose this Agreement, in confidence, to Borrmann's immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and
(d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. Notwithstanding the foregoing, in the event the Company issues a public disclosure regarding Borrmann's resignation, the Company shall provide Borrmann with a copy of such proposed disclosure by e-mail and Borrmann shall have the opportunity to review and approve of the disclosure prior to its release, such approval not to be unreasonably withheld. Borrmann agrees that his failure to respond to the Company's delivery of the proposal and request for approval within twenty-four
(24) hours shall constitute his approval of the proposal.

14. RELEASE OF CLAIMS. In exchange for the promises and covenants set forth herein, Borrmann hereby releases, acquits, and forever discharges the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, attorneys, shareholders, partners, successors, assigns, affiliates, customers, and clients of and from any and all claims liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, acts or conduct at any time prior to the Separation Date, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with the Company's employment of Borrmann, the termination of that employment, and the Company's performance of its obligations as Borrmann's former employer; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the California Labor Code, the California Fair Employment and Housing Act, the federal Civil Rights Act of 1964, as amended; the federal Americans With Disabilities Act; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

15. SECTION 1542 WAIVER. In giving this release, which includes claims which may be unknown to Borrmann at present, Borrmann hereby acknowledges that Borrmann has read and understand Section 1542 of the Civil Code of the State of California which reads as follows:


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         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT
         KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Borrmann hereby expressly waives and relinquishes all rights and benefits under this section and any law or legal principle of similar effect in any jurisdiction with respect to claims released hereby.

16. NO ADMISSIONS. The parties hereto hereby acknowledge that this is a compromise settlement of various matters, and that the promised payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or to any other person whomsoever.

17. ENTIRE AGREEMENT. This Agreement, including Exhibits A, B and C, constitutes the complete, final and exclusive embodiment of the entire Agreement between Borrmann and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by Borrmann and a duly authorized officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its free will.

18. SUCCESSORS AND ASSIGNS. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, heirs, successors and assigns.

19. APPLICABLE LAW. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California.

20. INJUNCTIVE RELIEF. Borrmann and the Company are each obligated under this Agreement to render services and comply with covenants of a special, unique, unusual and extraordinary character, thereby giving this Agreement peculiar value, so that the loss of such service or violation by either party of this Agreement could not reasonably or adequately be compensated in damages in an action at law. Therefore, in addition to any other remedies or sanctions provided by law, whether criminal or civil, and without limiting the right of either party and their respective successors or assigns to pursue all other legal and equitable rights available to them, Borrmann and the Company shall each have the right to compel specific performance hereof by the other party or to obtain temporary and permanent injunctive relief against violations hereof by the other party, including, but not limited to violations of Sections 11, 12 and 13 herein and the Disclosure and Inventions Agreement, and, in furtherance thereof, to apply to any court with jurisdiction over the parties to enforce the provisions hereof.

21. SEVERABILITY. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired. Such court will have the authority to modify or replace the invalid or unenforceable term or


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provision with a valid and enforceable term or provision that most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

22. INDEMNIFICATION. Each party will indemnify and save harmless each other party hereto from any loss incurred directly or indirectly by reason of the falsity or inaccuracy of any representation made herein.

23. AUTHORIZATION. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein and, further, that Borrmann is fully entitled and duly authorized to give the Company complete and final general release and discharge. The Company represents that it is fully entitled and duly authorized to comply with the promises and covenants stated herein.

24. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

25. SECTION HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

LEONARD BORRMANN,
an individual.

/s/ Leonard Borrmann
--------------------------------
Leonard Borrmann

Dated: September 20, 2000
      --------------------------

ACADIA PHARMACEUTICALS, INC.

By: /s/ Thomas H. Aasen
   -----------------------------

Dated: September 20, 2000
      --------------------------


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